Exhibit 99.1

CSC Shareholders Vote Overwhelmingly in Favor

of Merger with HPE Enterprise Services

TYSONS, Va., March 27, 2017—CSC (NYSE: CSC) today announced that shareholders have voted to approve the company’s proposed merger with the Enterprise Services business of Hewlett Packard Enterprise (NYSE: HPE).

The proposed merger, which was announced in late May 2016, will create the world’s leading independent, end-to-end IT services company. Approximately 84.92 percent of the outstanding shares of CSC common stock voted in favor of the merger, representing approximately 98.68 percent of the votes cast at the special meeting. The final voting results will be disclosed in a Current Report on Form 8-K, to be filed with the Securities and Exchange Commission.

“On behalf of the CSC Board of Directors, I would like to thank our shareholders for their overwhelming support for the merger and throughout our business transformation,” said Mike Lawrie, CSC chairman, president and CEO. “Our new company, DXC Technology, will be uniquely positioned to lead client digital transformations – creating greater value for clients, partners and shareholders, and presenting new growth opportunities for our people.”

ABOUT CSC

CSC (NYSE: CSC) leads clients on their digital transformation journeys. The company provides innovative next-generation technology services and solutions that leverage deep industry expertise, global scale, technology independence and an extensive partner community. CSC serves leading commercial and international public sector organizations throughout the world. CSC is a Fortune 500 company and ranked among the best corporate citizens. For more information, visit the company’s website at www.csc.com.

Contacts

•	Richard Adamonis, Corporate Media Relations, 862-228-3481, radamonis@csc.com

•	Neil DeSilva, Global M&A and Investor Relations, 703-245-9700, neildesilva@csc.com